ALLEGRO NEW MEDIA, INC.
                               16 Passaic Avenue
                          Fairfield, New Jersey 07006



                                                      April 26, 1996

Mr. Gwyn Jones
Serif, Inc.
Serif (Europe), Ltd.
Westbury House
West Wing
187 Derby Road
Nottingham
England NG7 2DA

Dear Gwyn:

     Allegro New Media, Inc., a Delaware corporation (the "Buyer"), hereby submits this Letter of Intent with regard to its proposal to acquire all of the issued and outstanding shares of capital stock of Serif, Inc., a New Hampshire corporation (the "Serif Inc.") and Serif (Europe), Ltd., an English company ("Serif Ltd"; and together with Serif Inc., the "Company"), from the stockholders of the Company (the "Stockholders") subject to the terms herein, such purchase being referred to herein as the "Transaction". Buyer would expect to close the Transaction as soon as practical.

     1. The Buyer will purchase all of the issued and outstanding capital stock of the Company for an aggregate purchase price (the "Purchase Price") equal to 1,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), of the Buyer (the "Stock"), of which 200,000 shall be allocated toward Serif, Inc. and 800,000 shall be allocated toward Serif, Ltd. The Stockholders and the Buyer shall execute and deliver an agreement pursuant to which the Stockholders shall be permitted to sell in brokerage transactions in the aggregate (a) up to ten percent (10%) of the Stock during the period from six
(6) months after the closing date (the "Closing Date") of the Transaction until twelve (12) months thereafter, (b) an additional ten (10%) of the Stock during the period from twelve (12) months after the Closing Date until eighteen (18) months thereafter, (c) an additional ten percent (10%) during the period from eighteen (18) months after the closing date until twenty-four (24) months thereafter, and (d) any remaining Stock after the second anniversary of the Closing Date. In addition, on the Closing Date the Buyer shall pay to the Stockholders an aggregate amount equal to $150,000 in proportions to be determined by Gwyn Jones.

     2. Consummation of the Transaction is contingent upon the Buyer's completing, and being satisfied with the results of, a due diligence review of the Company. The purpose of such a review is to provide the Buyer with information with regard to the operations and prospects of the Company, to ensure that the acquisition is appropriate as proposed. To assist the Buyer in conducting this review, the Company will provide, or cause to be provided, all

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information  with  respect  to  itself  as the  Buyer  may  reasonably  request, including any interim unaudited financial statements. In addition, the Company's auditors, counsel, officers and directors and other agents or representatives will be made available to discuss with the Buyer at reasonable times any aspect of the Company's business or financial condition or the Transaction which the Buyer may deem relevant. Assuming compliance with the foregoing provisions of this paragraph 2, the Buyer would expect to complete this due diligence investigation within sixty (60) days after the date this letter of intent is executed and delivered.

     3. Consummation of the Transaction is subject to (a) the execution of mutually acceptable definitive documentation which contains such representations, warranties, covenants and other terms as are customary, and which shall include a provision requiring the Buyer to nominate Gwyn Jones for election as a director of the Buyer, which definitive documentation the Buyer, the Company and the Stockholders agree to use their best efforts to negotiate, execute and consummate by June 30, 1996, (b) approval of the Transaction by the Board of Directors of the Buyer, (c) consent to the Transaction and the granting of any necessary waivers by any necessary third parties, (d) receipt by the Buyer of audited financial statements of the Company for the last three fiscal years or such shorter period as the Company has been in operation or an assurance by Ernst & Young LLP that such audited financial statements can be completed within forty-five (45) days after the Closing Date without unreasonable effort or expense of the Company, (e) the absence of any material adverse change in the revenues assets, financial condition, operations and prospects of the Company, (f) receipt by the Buyer from Ernst & Young LLP of a report indicating that there are no serious internal control issues relating to the Company and that such firm has not discovered any fraud at the Company, other than as previously disclosed in writing by the Company to the Buyer; (g) the absence of any pending or threatened litigation or other contingent liabilities or obligations which could prevent the closing of the Transaction or materially adversely affect the Business, (h) the execution and delivery to the Buyer by the Stockholders of an agreement reflecting the limitations on the sale of Stock by the Stockholders set forth in paragraph 1 above, (i) compliance by the Company with the requirements of paragraph 8 below, (j) the execution and delivery to the Company of a three-year employment agreement between the Company and each of Gwyn Jones, James Bryce, and Peter Beedham providing for (i) an annual salary payable to Mr. Jones of $75,000 per year and to each of Messrs. Bryce and Beedham of $60,000 per year, (ii) an annual bonus of one percent (1%) of the gross profit of the Business in the aggregate for all such persons, (iii) in the second year of the term thereof, the grant of options to purchase an aggregate of 50,000 shares of Common Stock by Messrs Jones, Bryce and Beedham allocated at the discretion of Mr. Jones, exercisable at such times as are consistent with the Company's past practice at the fair market value of the Common Stock on the date of grant, and (iv) which shall also contain such person's agreement not to compete with the business of the Company or the Buyer for one year after the term thereof, (k) the execution and delivery to the Company of an irrevocable proxy agreement with a term of two (2) years in favor of Barry A. Cinnamon covering the Stock (which proxy shall lapse upon sale of any such Stock to an unaffiliated third party), (l) the Buyer being eligible to account for the Transaction as a "pooling of interests"; (m) the Company having consolidated net revenues of not less than $8,820,000 in calendar year 1995; (n) the Company's monthly revenues in 1996 will not be more than five percent (5%) less than the Company's current budget, a copy of which has been delivered to the Buyer and attached hereto as Schedule A (the "Budget"); (o) the Company's expenses and liabilities will not exceed the amount set forth in the Budget by ten percent (10%) or more; and (p) the Company's working capital (current assets less current liabilities, in accordance with U.S. GAAP) shall not be less than the amounts set forth in the Budget.

     4. Whether or not the Transaction is completed, each party will bear its own expenses relating to its legal representation incurred in connection with this letter and the Transaction.

     5. The Buyer knows of no brokerage claims other than with respect to Frost Capital, and the Buyer and the Company each agree to indemnify and hold harmless the other from and against and in respect to any claim for finders fees or brokerage claims relating to the Transaction or the consummation thereof, based in any way on agreements, arrangements or understandings claimed to have been made by the indemnifying party with any third party.

     6. The Buyer agrees to treat in confidence any and all information furnished to it by the Company, except information (a) which is publicly available or becomes publicly available through no act of the Buyer, (b) which was in the Buyer's possession prior to its disclosure to the Company, (c) which is disclosed to the Buyer by a third party which did not acquire the information under an obligation of confidentiality, (d) which is independently acquired by the Buyer as a result of work carried out by an employee of the Buyer to whom no disclosure of such information has been made, (e) which is required to be disclosed by law, rule, regulation or judicial process, or (f) which Buyer may consider necessary for the purpose of enforcing its rights hereunder. Neither the Company nor any Stockholder will make any announcement regarding this letter of intent or the agreement to this Transaction without the prior written consent of the Buyer.

     7. The Company agrees that it will not, and it will not permit its officers, directors, employees, stockholders or agents to negotiate directly or indirectly with or furnish any information relating to any potential sale of the Company or its business or assets to any other third parties until the earlier of September 30, 1996 or the termination by the Buyer in writing of the negotiations relating to the Transaction.

     8. The Company agrees that during the period from the date hereof through the closing of the Transaction (a) the Business will be operated only in the ordinary course, (b) the Company will not dispose of any of its assets used in connection with its business other than in the ordinary course of business, and
(c) the Company will not make any distribution or any other payment to its shareholders, officers, directors or its or their affiliates, other than salary paid in the ordinary course of business consistent with past practice. Additionally, the Company represents and warrants that the Business has been operated in the ordinary course of business since January 1, 1996.

     9. You and the Buyer agree to use their respective best efforts to retain for the benefit of the Company all employees of the Company determined by the Buyer to be necessary to the Company's operations and to arrange the most economical relocation of and transition for such employees.

         10. Upon the execution and delivery of this letter of intent, the Buyer will provide to Serif a loan facility in principal amount not exceeding $400,000 in the aggregate, which loan may be drawn down by Serif in tranches not exceeding $25,000 and aggregate drawdowns of an amount not exceeding $100,000 until the due diligence investigation referred to in paragraph 2 above is completed, in each case except to the extent otherwise agreed by the Buyer. This loan shall bear interest at a rate equal to the prime rate plus two percent (2%) per annum, with such interest payable monthly. The proceeds of this loan shall be used by the Company solely for working capital purposes, and no part of such proceeds shall be used to repay any indebtedness or make any payment to any officer, director or stockholder of the Company. The obligations under this loan shall be secured by a first priority lien on the assets of the Company. In connection with this loan, each of Serif Inc. and Serif Ltd. shall grant to the Buyer common stock purchase warrants exercisable at par value for such number of shares of common stock of Serif, Inc. and ordinary shares of Serif Ltd. as equals ten percent (10%) of the fully diluted outstanding shares of common stock of Serif Inc. and ordinary shares of Serif Ltd. If the Transaction is not consummated by September 30, 1996, then this loan shall mature on the earlier of
(a) the first anniversary of the date of this letter of intent, or (b) the occurrence of any adverse change in the working capital of the Company which is not satisfactory to the Buyer in its sole discretion.

     11. In the event either you or the Borrower breaches its obligations under this letter of intent, the breaching party shall pay to the other party, as liquidated damages and not as a penalty, an amount equal to $100,000.

     12. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     If the above properly meets with your approval with respect to the proposed Transaction, please sign where indicated below.

                                    ALLEGRO NEW MEDIA, INC.


                                    By:/s/Barry A. Cinnamon
                                       Barry A. Cinnamon
                                       Chairman of the Board

Accepted and Agreed as of
the date first above written:

SERIF, INC.


By:/s/Gwyn Jones
    Gwyn Jones
    Title:


SERIF (EUROPE), LTD.


By: /s/Gwyn Jones
    Gwyn Jones
    Title:


/s/Gwyn Jones
    Gwyn Jones


/s/James Bryce
    James Bryce


/s/Peter Beedham
    Peter Beedham